UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 10, 2017 (October 6, 2017)

TERRAFORM POWER, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-36542 (Commission File Number)	46-4780940 (IRS Employer Identification No.)

7550 Wisconsin Avenue, 9th Floor, Bethesda, Maryland 20814
(Address of principal executive offices, including zip code)

(240) 762-7700
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.07          Submission of Matters to a Vote of Security Holders.

On October 6, 2017, TerraForm Power, Inc., a Delaware corporation (the “Company”), held a special meeting (the “Special Meeting”) of the stockholders of the Company (the “Stockholders”) to vote on the proposals identified in the definitive proxy statement filed with the U.S. Securities and Exchange Commission on September 5, 2017 in connection with the transaction contemplated by the Merger and Sponsorship Transaction Agreement, dated as of March 6, 2017 (the “Transaction Agreement”), by and among the Company, Orion US Holdings 1 L.P. (“Brookfield Holdco”), a Delaware limited partnership, and BRE TERP Holdings Inc. (“Merger Sub”), a Delaware corporation and wholly-owned subsidiary of Brookfield Holdco, providing for the merger of Merger Sub with and into the Company, with the Company as the surviving corporation in the merger.

At the Special Meeting, shares constituting a quorum to conduct business were present in person or by proxy, and all proposals considered and voted on by the Stockholders at the Special Meeting were approved.

The following summarizes each of the proposals and the voting results thereon:

Proposal 1 – Approval of the Transaction Agreement

1. Proposal to adopt and approve the Transaction Agreement by and among the Company, Brookfield Holdco and Merger Sub, providing for the merger of Merger Sub with and into the Company, with the Company as the surviving corporation in the merger.

Votes For	Votes Against	Abstentions
544,345,656	384,694	127,888

Proposal 2 – Approval of the Amendment of the Company’s Certificate of Incorporation

2. Proposal to approve the amendment of the Company’s Certificate of Incorporation.

Votes For	Votes Against	Abstentions
543,470,962	1,263,554	123,722

Proposal 3 – Advisory Vote to Approve Merger-Related Compensation

3. Proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger and other transactions contemplated by the Transaction Agreement.

Votes For	Votes Against	Abstentions
525,036,429	19,661,941	159,868

Proposal 4 – Adjournment of the Special Meeting

4. Proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to adopt and approve the Transaction Agreement or to approve the Company’s Certificate of Incorporation.

Votes For	Votes Against	Abstentions
541,347,850	3,377,606	132,782

As of the record date of the Special Meeting, the Stockholders, excluding Brookfield, SunEdison and their respective affiliates (the “Minority Stockholders”) held 81,287,595 shares of Class A common stock and 0 shares of Class B common stock. The adoption and approval of the Transaction Agreement was approved by Minority Stockholders holding 51,247,556 shares of Class A common stock which represents approximately 63.0% of the shares held by the Minority Stockholders.

Item 8.01          Other Events.

On October 6, 2017, immediately following the Special Meeting, the Board of Directors of the Company (the “Board”) convened and fixed October 16, 2017 as the closing date of the transaction (the “Closing Date”).

Pursuant to the terms of the Transaction Agreement, the Company also announced October 12, 2017 at 5:00 p.m. New York City time as the deadline set by the Board for submitting an effective, properly completed form of election (the “Election Deadline”).

On October 6, 2017, the Board declared a special dividend of $1.94 per share (the “Special Dividend”) in respect of each share of Class A common stock, par value $0.01 per share (“Class A Share”) issued and outstanding, each restricted stock award outstanding and each restricted stock unit outstanding.  The Special Dividend will be payable in cash to the holders of record of such Class A Shares, restricted stock awards and restricted stock units as of immediately prior to the effective time of the merger contemplated by the Transaction Agreement (the “Record Date”). The Company expects the Record Date to occur as of the close of business on October 16, 2017. The Special Dividend will be distributed to such holders of record as of the Record Date as soon as reasonably practicable after the effective time of the merger contemplated by the Transaction Agreement.

On October 6, 2017, the Company also issued a press release announcing the results of the Special Meeting, as well as the Board’s determination regarding the Closing Date, the Election Deadline and the Special Dividend. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01          Financial Statement and Exhibits.

(d) Exhibits          The following exhibit is being filed herewith:

Exhibit No.	Description

99.1	Press Release of TerraForm Power, Inc., dated October 6, 2017

Exhibit Index

Exhibit No.	Description
99.1	Press Release of TerraForm Power, Inc., dated October 6, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TERRAFORM POWER, INC.

By:	/s/ Sebastian Deschler
Name: Sebastian Deschler Title: Senior Vice President, General Counsel and Secretary

Date: October 10, 2017